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                                                                     Exhibit 5.1


                       [DEWEY BALLANTINE LLP LETTERHEAD]


                                                  March 5, 2004

Burns, Philp & Company Limited
Level 23
56 Pitt Street
Sydney, NSW  2000
Australia

Ladies and Gentlemen:

                  Re: 10-3/4% Series B Senior Subordinated Notes Due 2011

                  We have acted as special United States counsel to Burns, Philp & Company Limited, an Australian corporation (the "Company"), in connection with the offer to exchange (the "Exchange Offer") by Burns Philp Capital Pty Limited, an Australian corporation and wholly owned subsidiary of the Company and Burns Philp Capital (U.S.) Inc., a Delaware corporation and wholly owned subsidiary of the Company (such subsidiaries, together, the "Co-Issuers"), U.S.$210,000,000 aggregate principal amount of 10-3/4% Series B Senior Subordinated Notes due 2011 (the "Exchange Notes") which are being registered under the Securities Act of 1933, as amended (the "Securities Act"), for their existing 10-3/4% Senior Subordinated Notes due 2011 (the "Old Notes"), as described in the Registration Statement on Form F-4 (File No. 333-107085) relating to the Exchange Offer (as amended or supplemented, the "Registration Statement"), initially filed on July 16, 2003 with the Securities and Exchange Commission. The Old Notes were issued, and the Exchange Notes are proposed to be issued, under an indenture dated as of February 20, 2003, and amended by Supplemental Indentures dated as of June 30, 2003, August 8, 2003 and February 11, 2004 (collectively, the "Indenture"), among the Issuer, the Company and the Subsidiary Guarantors and Wells Fargo Bank, National Association, as Trustee (the "Trustee"). The terms of the Exchange Notes to be issued are substantially identical to the Old Notes, except for certain transfer restrictions and registration rights relating to the Old Notes. The Old Notes are, and the Exchange Notes will be, fully and unconditionally guaranteed by the Company and certain subsidiaries of the Company (the "Subsidiary Guarantors" and, together with the Company, the "Guarantors"), on a senior subordinated basis (the "Guarantees"). The Indenture is an exhibit to the Registration Statement.

                  In rendering the opinion expressed below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate


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Burns, Philp & Company Limited
March 5, 2004
Page 2

records, certificates of public officials and officers and other representatives of the Company and its subsidiaries (including the Subsidiary Guarantors), and such other agreements, instruments and documents as we have deemed necessary or appropriate for the purpose of this opinion.

                  In such examination, we have assumed, without independent investigation, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies and the correctness of all statements of fact in all documents examined. In rendering the opinion set forth below, we have relied as to factual matters upon certificates, statements and representations of the Company and its subsidiaries (including the Subsidiary Guarantors), their respective officers, directors and representatives and public officials.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  (i) The Exchange Notes, when duly executed, authenticated and delivered in exchange for the Old Notes in accordance with the terms of the Indenture and the Exchange Offer, will be valid and binding obligations of the Issuer enforceable in accordance with their terms.

                  (ii) The Guarantees provided by the Company and each Subsidiary Guarantor are valid and binding obligations of the Company and each such Subsidiary Guarantor, respectively, enforceable against each of them in accordance with their terms.

                  Our opinion set forth above is subject to, and the enforcement of the obligations described therein may be limited by, applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium or similar laws affecting the enforcement of creditors' rights generally, public policy considerations and by general principles of equity and the discretion of the court before which any proceedings therefore may be brought. Such principles of equity are of general application and in applying such principles, a court may, without limitation, include a covenant of good faith and fair dealing and apply concepts of reasonableness and materiality (regardless of whether enforcement may be sought in a proceeding in equity or at law). Rights to indemnification and contribution may be limited by Federal and state securities laws.

                  In rendering the foregoing opinion, we express no opinion, either directly or indirectly, as to laws other than the federal laws of the United States of America, the laws of the State of New York and the State of California and the General Corporation Law of the State of Delaware (to the extent applicable to the opinion provided herein) as of the date hereof. With respect to certain matters of the laws of the State of Iowa and of Argentina, Australia, Canada, Ecuador, Germany, Guatemala, the Netherlands, New Zealand, Peru, Spain, the United Kingdom, Uruguay and Venezuela relevant to our opinion, we have relied with your permission and without independent investigation, upon the opinions of Dorsey & Whitney, LLP, Brons & Salas, Freehills, Blake, Cassels & Graydon, LLP, Perez Bustamente & Ponce, Freshfields Bruckhaus Deringer, Bonilla,

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Burns, Philp & Company Limited
March 5, 2004
Page 3

Montano & Toriello, Clifford Chance LLP, Bell Gully, Muniz, Forsyth, Ramirez, Perez-Taiman & Luna-Victoria, Uria & Menendez, Mayer, Brown, Rowe & Maw LLP, Aroztegui & Asoc., Posadas, Posadas & Vecino and Macleod Dixon S.C. filed as the exhibits to the Registration Statement, subject to the assumptions, limitations, qualifications and exceptions contained therein. The foregoing opinion is rendered as of the date hereof and we assume no obligation to update such opinion to reflect any facts or circumstances which may hereafter come to our attention or any changes in the law which may hereafter occur.

                  We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference made to us under the caption "Legal Matters" in the prospectus included therein. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                       Very truly yours,

                                       /s/ Dewey Ballantine LLP